Saba Capital Management, L.P.
Code of Ethics

A.	Introduction

Saba Capital serves as an investment adviser to its Funds and as a result stands in a position of trust and confidence with respect to the Funds. Accordingly, the Firm has a duty to act in the best interests of the Funds.

Each Employee (as defined below) of Saba Capital is required to conduct his/her business consistent with the highest legal and ethical standards and in accordance with all applicable laws, rules and regulations. In order to comply with these requirements and protect the Firm’s reputation for integrity, the Firm has adopted this Code of Ethics (the “Code”). The Code supplements and should be read in conjunction with the rest of the Firm’s Compliance Manual, the Employee Handbook and any other applicable Firm policies or procedures, each as may be amended, restated or supplemented from time to time.
The Code codifies the following general principles which all Employees are expected to uphold:

•	We must act in the best interests of the Funds.

•
We must comply with all applicable laws, rules and regulations of the countries in which the Firm operates or invests. It is the personal responsibility of each Employee to adhere to the standards and restrictions imposed by those laws, rules and regulations. These laws include, among others, relevant sections of the Securities Act, the Exchange Act, the Investment Company Act, the Advisers Act, and any relevant rules and regulations adopted by the SEC under any of those statutes.

•
Employees must not take any inappropriate advantage of their positions at the Firm. Service to the Firm should never be subordinated to personal gain or advantage. Conflicts of interest, to the extent possible, should be avoided.

•	Information concerning the identity of securities and the financial circumstances of the Funds and their investors must be kept confidential.

The Firm believes that these general principles not only help fulfill its fiduciary obligations, but also protect the Firm’s reputation and instills in its employees the Firm’s commitment to honesty, integrity and professionalism. All Employees should understand that these general principles apply to all conduct, whether or not the conduct is also covered by more specific standards or procedures set forth below.

Any violation of the Code by any Employee or members of an Employee’s Family (as defined below) may result in dismissal, suspension with or without pay, or other disciplinary sanctions against the Employee, regardless of whether or not the violation of the Code also constitutes a violation of law. In situations where a violation of the Code might also constitute a violation of applicable law – such as trading while in possession of, or tipping on the basis of, material non-public information – penalties might include civil or criminal liability, including fines, imprisonment, disgorgement of profits realized or losses avoided, and other sanctions. All Employees should be aware that the Firm may initiate or cooperate in proceedings resulting in such liability.

Finally, the Code does not attempt to identify all possible conflicts of interests and literal compliance with each of the specific procedures will not shield an Employee from liability for conduct that violates the Firm’s duty to act in the best interest of the Funds.

Accordingly, the policies and procedures contained in the Code will be interpreted broadly to prevent any situation which could impugn on the Firm’s reputation for professionalism and integrity. It is the duty of all Employees to follow both the specific requirements and the spirit of the Code.

B.	Coverage of the Code

a.	Employees

The Code applies to all of the Firm’s employees, which for purposes of the Code includes all of the Firm’s directors, officers, partners, employees, temporary employees and any other affiliated persons designated by Compliance (which may include consultants, independent contractors and certain other persons) (each an “Employee” or “you” and collectively the “Employees” or “we”).

b.	Personal Accounts and Managed Accounts

The requirements and restrictions on personal investing contained in the Code apply to all Personal Accounts (as defined below). All Employees are required to promptly notify Compliance in writing of any update to information previously provided to Compliance regarding any Personal Securities Account.

i.	Personal Accounts

The term Personal Account means any securities account in which an Employee has any direct or indirect beneficial ownership.10 This policy includes the following types of accounts (including brokerage accounts, margin accounts, IRAs and 401(k)s, investment partnerships and hedge funds) through which securities may be traded (including those opened prior to employment with the Firm):

[10]
An Employee is deemed to have “beneficial ownership” if the Employee, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect opportunity to profit or share in any profit derived from the relevant Personal Account. For a full definition of beneficial ownership, refer to Rule 16a-1(a)(2) under the Exchange Act.

•	Accounts in the Employee’s name;

•	Accounts in the name of the Employee’s spouse;

•
Accounts in the name of minor children, relatives or other individuals living with the Employee or for whose support the Employee is wholly or partially responsible (together with the Employee’s spouse, the Employee’s “Family”; “Employee” will also capture “Family” when appropriate in the sections covering Personal Account Reporting and Personal Transactions);

•
Accounts in which the Employee or a member of the Employee’s Family has a beneficial interest (including those held in the name of a nominee or custodian, other than Managed Accounts (as defined below)); and

•
Accounts with respect to which the Employee or a member of the Employee’s Family directly or indirectly controls or participates in, or has the right to control or to participate in, investment decisions (such as any trust or custodial accounts for which an Employee or any member of an Employee’s Family acts as trustee or otherwise exercises influence or control or is a beneficiary).

Compliance reserves the right to limit the brokerage firms in which any Employee can maintain a Personal Account.

ii.	Managed Accounts

A Managed Account (“Managed Account”) is an account in which the Employee has no direct or indirect control over investment decisions. An Employee wishing to qualify an account as a Managed Account, must provide a “Managed Account letter,” from a broker, investment adviser or account manager, as applicable, stating that the applicable Employee has no direct or indirect influence or control with respect to which securities are purchased in the account. If an account is so established as a Managed Account, the account would not be subject to the reporting requirements herein.

iii.	Covered Securities

The term Covered Security includes the following:

•	equity securities (publicly or privately offered), and options, warrants, or other derivatives related to such securities;

•	debt securities (publicly or privately offered), and options, warrants, or other derivatives related to such securities;

•
all forms of limited partnership and limited liability company interests, including interests in private investment funds (such as hedge funds or private equity funds), and interests in investment clubs;

•	shares of Exchange Traded Funds (“ETFs”);

•	shares of closed-end funds; and

•	all other “securities” as defined in section 202(a)(18) of the Advisers Act[11]. A Covered Security does not include:

•	direct obligations of the Government of the United States;

•	bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	shares issued by money market funds;

•	shares issued by U.S.-based open-end funds other than reportable funds[12];

[11]
"Security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

[12]
A “reportable fund” is any fund for which the Firm serves as an investment adviser as defined in Section 2(a)(20) of the Investment Company Act of 1940; or any fund whose investment adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm. For purposes of this Section, control has the same meaning as it does in Section 2(a)(9) of the Investment Company Act of 1940.

•	shares in funds related to Firm offered retirement programs and similar pension schemes; and

•	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds

C.	Personal Account Reporting

a.	Initial Holdings Disclosure

Each Employee must complete an initial holdings disclosure by registering (i) all Personal Accounts and (ii) all holdings in those Accounts in the Firm’s Compliance ELF system.

If you have any problems completing the initial holdings disclosure please contact Compliance. Such disclosure should be made no later than 10 days following the receipt of the Compliance Manual.

b.	Periodic Account Statements/Transaction Reports

After completion of the Initial Holdings Disclosure, Employees must satisfy the need for periodic account statements by ensuring that Personal Account information remains at all times current in Compliance ELF. For example, if an Employee beneficially owns investments in Personal Accounts and those investments do not appear in Compliance ELF, it is the responsibility of the Employee to correct the information and inform Compliance of any such situations. If you have any problems keeping Personal Account information current in Compliance ELF, please contact Compliance.

D.	Personal Transactions

a.	General Parameters and Limitations

As a general matter, Employees are discouraged from investing in Covered Securities in their Personal Accounts. For any Employee that seeks to engage in such investing, the following parameters will apply:

i.	Pre-Approval[13]. Any investing in Covered Securities requires prior approval from Compliance through the Compliance ELF system.

ii.
Possession of Confidential Information. If an Employee is in possession of information relating to a company that could be considered confidential or non- public, they must refrain from seeking pre-approval and/or executing any transaction in both Fund accounts and their Personal Accounts and they must immediately inform Compliance who will determine if the Firm’s Restricted List must be updated. Similarly, if an Employee comes into possession of such information after receiving pre-approval, but before executing a trade in their Personal Account, the pre-approval is deemed revoked, the Employee must refrain from executing the transaction and he/she must inform Compliance who will determine if the Firm’s Restricted List must be updated.

iii.	No Investments in Individual Companies. The Firm prohibits investing in single stock equities or corporate debt securities. Possible exceptions to this prohibition are limited to:

o Sales of single name Covered Securities that an Employee already owns;

o Purchases when executed in connection with year-end tax planning; and

o Other extraordinary circumstances as determined solely by Compliance.

iv.
Speculative Investing. Employees may engage in a purchase or sale of Covered Securities for long-term investment purposes only, and shall not engage in speculative or risk arbitrage-type investing. As a result, Employees and members of an Employee’s Family generally may not engage in transactions involving what are general considered “deal” or “rumor” securities. “Deal” or “rumor” securities, as broadly determined by Compliance in its sole discretion, may include securities which are the subject of reports, rumors or speculation regarding significant market developments.

v.
30-day Holding Period. The firm maintains a holding period of 30 calendar days for all Covered Securities in all Personal Accounts. Employees may not transact any buy followed by any sell (or any sell followed by any buy) in a security or related security until a period of 30 days has transpired between the two transactions. Any deviation

[13]
Pre-approval is not necessary if the transaction is non-volitional on the part of the Employee. “Non-volitional” transactions include (i) acquisitions of securities through dividend reinvestment plans, stock dividends, stock splits and reverse stock splits, and (ii) dispositions of securities through margin calls, mandatory tenders, options expirations and bond maturations. If any Employee has an automatic investment plan, it must be disclosed to and reviewed by Compliance.

from this holding period must be pre-approved by Compliance and will generally only be granted due to Employee hardship.

vi.
Securities Held by the Funds. Generally, unless Compliance determines there is a reason otherwise that does not conflict with the best interests of the Funds (which may include a need for personal liquidity in a high volume, liquid security and such a sale does not conflict with Fund investing), Employees will not be permitted to engage in a Covered Securities transaction involving a security that is owned by the Funds. The Firm, on a pre-approval basis, generally permits employees to trade the top 20 ETFs by trading volume, irrespective of if the Funds hold or trade in those names. The list of top 20 ETFs is maintained by Compliance and will be updated regularly. Please contact Compliance for the current list prior to seeking pre- approval.

vii.
Denials. Compliance has the right to deny approval of any securities transaction without reason and without explanation. The fact that a securities transaction is permitted or denied is confidential and should not be disclosed by the Employee seeking approval.[14] Obviously, no approvals will be granted for transactions in securities of issuers listed on the Firm’s Restricted List.

viii.
Approvals Only Applicable to Specific Request. Any approval is valid only for the specific Covered Securities transaction for which approval was requested. For example, no matter how soon after an Employee has executed an approved transaction, if the Employee wishes to effect another transaction in the same security, the Employee must again seek approval from Compliance through Compliance Elf.

ix.
Must be Ready to Trade. Employees must seek approval for a Covered Securities transaction in a Personal Securities Account only if they already have made a decision to engage in the transaction for which approval is sought.

x.
Approvals Expire. Approved transactions must be executed within 48 hours (excluding weekends and market holidays) of the time the approval is received. If for any reason an Employee delays the execution beyond 48 hours, the Employee must again seek and receive approval for the transaction from Compliance prior to engaging in the transaction.

Compliance reserves complete discretion to limit the timing of (i) when pre-approval can be sought by Employees, (ii) when Compliance will review pending requests or (iii) when

[14]	Note, however, that Compliance may consult with other Employees, including but not limited to, supervisor(s), a portfolio manager or trader, with regards to any transaction request.

approval decisions are communicated to Employees. The Firm also maintains broad discretion to impose any additional requirements or restrictions or approve exceptions to the parameters set forth herein.

b.	Monitoring and Surveillance

Compliance will actively monitor employee personal trading for violations of the policy and reserves the right to direct an Employee to reverse, cancel, liquidate or freeze a transaction or position at its discretion. Compliance also reserves the right to restrict personal account trading due to violations of this policy and expects to take disciplinary action against violators, up to and including termination.

E.	Gifts and Entertainment

The Firm places high value on ethical business practices and addressing conflicts of interest. In order to address potential or perceived conflicts of interest that may arise when an Employee accepts or gives a gift or entertainment, the Firm requires Employees to disclose certain gifts and entertainment they receive from any person or entity that does or seeks to do business with, or on behalf of, the Firm or the Funds (e.g., investors, prospective investors, brokers, attorneys, advisers, consultants, borrowers, counterparties, or Clients (collectively, “Third Parties”)). In some cases, the Firm requires pre-approval of gifts and entertainment, and may even prohibit them altogether. The following specific rules apply to all Employees:

a.	Gifts

Employees must disclose all gifts received or given with a fair value above $100 to Compliance.

Employees are required to seek pre-approval from Compliance via the Firm’s Compliance Elf software program prior to accepting or giving any gift above $250 from/to a Third Party. Compliance will keep a log of any such gifts and may require that any such gift be returned to the provider.

Notwithstanding the foregoing, no Employee may receive gifts having an aggregate value of $100 per year from any person associated with a broker-dealer. Rules applicable to persons associated with a broker-dealer prohibit this practice.15

b.	Entertainment

[15]	NASD Rule 3060 prohibits a person associated with a broker-dealer member of the NASD from making (or accepting) gifts that exceed an annual amount per person of $100.

Employees must disclose all entertainment received or given with a fair value above $100 to Compliance on a periodic basis.

No Employee may accept or provide inappropriate, extravagant or excessive entertainment from/to a Third Party. If you receive an invitation for entertainment that you believe may exceed what is common in the industry for New York City (e.g. an invite to a New York City dinner, concert or regular season sporting event), you must seek pre-approval from Compliance via the Firm’s Compliance Elf software program prior to accepting or providing the entertainment. Compliance will keep a log of any such entertainment and may require that any such invitation for entertainment be declined or, if accepted, repaid by the Employee.

Note that in order for an event to be considered “entertainment”, the provider of the entertainment must also attend event. Otherwise, the “entertainment” is actually a gift. For example, if an Employee receives tickets to an event, unless the provider attends the event with the Employee, the price of the tickets becomes relevant because acceptance of the tickets is conditioned on the aforementioned pre-approval rule on gifts above $250.

c.	Cash

No Employee may give or accept cash Gifts, or cash equivalents, to or from an investor, prospective investor, borrower, Client or any entity that does or seeks to do business with, or on behalf of, the Firm or the Funds.

d.	Solicited Gifts

No Employee may use his or her position with the Firm to obtain anything of value from a Client, supplier, person to whom the Employee refers business, or any other entity with which the Firm, or the Funds, does or seeks to do business.

e.	Government Officials

Employees may not give a gift or provide entertainment of any value to government officials or their families, including foreign officials, without the prior approval of Compliance (see also Political Contributions and Activities at Section VI).

f.	Union Officials

The Department of Labor has established certain reporting requirements that apply to service providers to Taft-Hartley employee benefit funds. Those service providers, including investment advisors, must make annual reports detailing virtually all gifts and entertainment provided generally to unions, their officers, employees and agents, subject to a de minimis threshold. Accordingly, Employees must receive pre-approval for gifts and entertainment provided to such persons.

g.	Referrals

Employees may not make referrals of Clients to third parties, such as accountants or attorneys, in return for any expected benefit.

F.	Initial Public Offerings and Private Securities Transactions

Employees must seek pre-approval from Compliance prior to participating in any initial public offering or private security transaction. For the purpose of the policy, private security transactions will mean “any private transaction made for investment purposes outside of a covered brokerage account (e.g., investing in a business, hedge fund or similar alternative investments, buying rental properties, flipping real estate, etc.).” Employees should seek approval using Compliance ELF or by directly contacting Compliance. In general, such transactions will be approved if they fall outside the scope of the Firm’s business. Compliance and the CIO reserve the right to deny certain transactions that may fall under the scope of the Firm’s business, or contribute to potential conflicts of interest or potential receipt of material non- public information.

G.	Family Connections to Public and Private Companies

In aiming to identify and address potential and perceived conflicts of interest, Employees of the Firm are required to disclose to Compliance, to the extent known, any family member that: (i) works for a competitor that could reasonably be expected to benefit from information to which the employee has access; (ii) serves as a senior officer, director, or partner of a public company; (iii) serves as a senior officer16, director, or partner of a private company with which the Firm does or is likely to do business; (iv) owns five percent or more of the outstanding shares of a public company; or (v) owns five percent or more of the capital of a private company with which the Firm does or is likely to do business.

If any of the above family connections exist, employees shall refrain from the following (unless specifically approved by the CCO): (i) Arranging or negotiating the terms of any business relationship between the subject company and the Firm (e.g., service contracts, subscription agreements, and side letters); or (ii) Engaging in any transactions with the subject company on behalf of the Firm.

[16]
“Senior officer”, for the purpose of this policy shall mean President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Information Officer, Chief Technology Officer, Chief Administrative Officer, Chief Compliance Officer, Chief Legal Officer, or any other comparable position.

For the purpose of this policy, “family member” shall generally mean spouses, domestic partners, siblings, parents, children, close personal friends, and roommates. Disclosures should be made via the Employee Disclosure Questionnaire through Compliance ELF within 10 days of the start of employment and updated as necessary, but at least annually thereafter. Any questions regarding family connections that must be disclosed should be directed to Compliance.

H.	Political Contributions and Activities

The Firm and its Employees are not permitted to make political contributions without pre- approval from Compliance. Certain political contributions by Employees could result in the Firm’s prohibition from receiving government-related investments (i.e., pension funds) or fee income or force the return of significant capital. In an effort to institute best practices and ensure compliance with Rule 206(4)-5 and any applicable state and municipal requirements, the Firm has adopted the following procedures with respect to political contributions:

i.	Pre-Employment Disclosures

Upon joining the Firm as a condition of employment, all new Employees must disclose all contributions that they – or any relative that resides in their household – made to foreign, federal, state, or local government officials or candidates in the preceding 24 months.

ii.	Pre-Approval

All Employees must obtain prior approval from Compliance before they – or any relative that resides in their household – make any contribution to a foreign, federal, state, or local official, candidate, or political action committee. Such approval must be sought through the Firm’s Compliance Elf software program.

iii.	Ban on third party solicitation of government entities

The Firm will not engage any third parties to solicit business from government entities.

iv.	Ban on Contributions as Bribes

The Firm and its Employees may not make political contributions for the purpose of obtaining or retaining advisory contracts with government entities or obtaining or retaining investments from government entities.

a.	For purposes of Saba’s Policy:

•	A “contribution” includes any direct gift, subscription, loan, advance or deposit of money or anything of value, and also includes the indirect solicitation of such contributions from others as well as “in kind” contributions such as the use of Firm or Personal property; and

•
An “official” should be interpreted in the broadest possible way and should include, but is not limited to, an incumbent, candidate or successful candidate for an elective office of a state or local government entity.

Failure to abide by the above policy may not only result in penalty to Saba Capital (which, as stated above, could be barred from doing business with certain potential investors), but also discipline to the relevant Employee(s).

I.	Directorships and Outside Business Activities

a.	Directorships

No Employee shall serve as a director of any entity without first obtaining the approval of Compliance. Any such approval shall be based on a determination by Compliance (and, in some cases, the Employee’s supervisor or the Firm’s senior management) that such service will be consistent with the interests of the Funds and that it can be conducted in accordance with the Firm’s Policy on Insider Trading. At the direction of Compliance, in its sole discretion, such person may be required to resign from such directorship. Upon the commencement of employment, each Employee must notify Compliance if he or she currently serves as a director of any entity, or served in such capacity over the course of the preceding 12 months.

b.	Outside Business Activities

No Employee shall be employed by, or receive compensation from, any person or entity pursuant to a business activity outside the scope of his or her relationship with the Firm without first obtaining the approval of Compliance. Such approval, if granted, may be subject to restrictions or qualifications and is revocable at any time.

J.	Social Media

The use of social media sites like Facebook, LinkedIn, Twitter and YouTube have become an increasingly legitimate and prevalent form of communication in people’s personal and business lives. Accordingly, regulatory agencies have begun to focus on the regulation of social media by investment professionals. In 2010, FINRA organized a Social Networking Task Force and the SEC gathered information on investment advisers’ use of social media and related record keeping practices.

The Firm has adopted the following policies and procedures to address Employees’ potential usage of social media. It is the responsibility of each employee to adhere to these policies and procedures and report any known or suspected violations of this policy. Given the quickly evolving nature of social media and the changing regulatory landscape, these policies and procedures are subject to modification as Compliance sees fit.

a.	Restrictions

Employees are prohibited from engaging in business communications and business activities on social media sites. Employees are also prohibited from mentioning Saba Capital or its investment advisory services in their communications and activities on social media sites (with the limited exception of LinkedIn mentioned below). For example, Employee Facebook pages and Twitter profiles should not include any mention of Saba Capital. Any business conversations must be conducted through Firm email, Bloomberg, or other approved communications.

Additionally, Employees are encouraged to implement enhanced privacy settings for their personal social media sites including making their social media profiles and feeds only available to known personal contacts. It is the responsibility of each Employee to ensure that their respective profiles remain personal.

The one limited exception to the above restriction is for Employees who wish to make use of the professional-oriented networking site, LinkedIn. Employees may mention Saba Capital, but must adhere to the following guidelines: (i) profiles must only identify Saba Capital as “Saba Capital Management, L.P.”; (ii) there should be no description of our business; (iii) job titles must either match the title included in the relevant Employee’s employment contract or be approved by Compliance; (iv) Employees are responsible for ensuring their LinkedIn profile is properly linked to the Firm’s official profile page; and (v) no Employee can initiate a Saba Capital business-related contact through any LinkedIn means of communication – such communications must be done through Saba Capital’s email system. In addition, Employees should be particularly wary of making and receiving “recommendations” on LinkedIn. When posted by other users to your account, “recommendations” can be considered advertisements. Do not solicit “recommendations” from other users and notify Compliance before accepting any “recommendation”.

Below is a summary of restrictions relating to certain social media sites:

•	Facebook
o	Cannot mention Saba Capital anywhere on the site
o	Recommended privacy settings:
▪	Go to privacy settings and select “customize settings”
▪	For each section, set to “Friends only”

•	Twitter
o	Cannot mention Saba Capital anywhere on the site

o	Recommended privacy settings:
▪	Go to privacy sections and protect tweets so they can only be viewed by those people you approve

•	LinkedIn
o	Any mention of Saba Capital must be consistent with the above guidelines or pre-approved by Compliance
o	Recommended Privacy Settings:
▪	Change controls so that only your connections can view your activities
▪	Profile- edit public and “uncheck all the show details”

b.	Personal email accounts

Saba Capital permits incidental use of personal e-mail while in the office. Similar to use of social media, Employees are prohibited from engaging in business communications or activities through personal email accounts.

c.	Personal instant messaging accounts

Any use of personal instant messaging accounts for business purposes must be pre- approved by Compliance. Compliance will only approve certain instant messaging service such as Global Relay Instant Messenger which can be configured to save all communications to Global Relay. For the avoidance of doubt, Employees are not permitted to use Google Chat for business communications under any circumstance.

d.	Oversight

All Employees must adhere to the highest ethical standards with respect to all of their interactions through any social media outlet. Saba Capital computer and e-mail systems are valuable assets. While the Firm permits incidental use of its systems for personal activities as set forth above, it must be infrequent and must not involve any prohibited activity, interfere with the productivity of the Employee or his/her co-workers or consume system resources. In the case that any conversation through personal e-mail or social media becomes business related, the Employee must immediately stop the communication, inform Compliance, and resume the discussion via the Saba Capital email system.

Employees must also understand that they should have no expectation of a personal privacy right with respect to any form of communication through, or matter created on or received on, or even accessed on, the Firm’s computer and e-mail systems. The Firm can choose to access, review and preserve any such communication with or without notice. Each Employee understands and is in agreement with this fact and waives any right to personal privacy with respect to such communications. Employees are required to confirm this understanding by signing an initial and annual acknowledgement form provided by Compliance.

In addition, each Employee must disclose (i) all social media accounts or blogs (and the associated user names, if any) and (ii) the address for all personal email and instant messaging accounts upon employment via a disclosure form provided by Compliance. Employees are required to notify Compliance of any changes to these disclosures as they occur, and confirm them at least annually.

K.	Reporting Violations

Every Employee must immediately report any violation, or suspected violation, of the Code to Compliance. Such reports can be filed through the Firm’s Compliance Elf software program or you can speak with the CCO directly. All reports will be treated confidentially and will be investigated promptly and appropriately. The Firm will not retaliate against any Employee who reports a violation of the Code in good faith. Compliance will keep records of any material violation of the Code, and of any action taken as a result of the violation.

L.	Exceptions to the Code

Compliance may, under very limited circumstances, grant an exception from the requirements of the Code on a case-by-case basis, provided that:
•	The Employee seeking the exception provides Compliance with a written statement
(i) explaining why an exception would be appropriate and/or (ii) representing that compliance with the requirement would impose undue hardship on the Employee;

•	Compliance believes that the exception would not harm the Funds or violate the general principles stated in the Code; and

•	The Employee provides any supporting documentation that Compliance may request.
No exceptions may be made to the fundamental requirements contained in the Code that have been adopted to meet applicable rules under any applicable federal or state securities law.

M.	Administration of the Code

Compliance will oversee the implementation of the Code, including, but not limited to, determining that personal trades by Employees and members of an Employee’s Family are consistent with the requirements and restrictions set forth in the Code. Employees are required to fully cooperate with any inquiries into their conduct by Compliance and any monitoring or review procedures employed by the Firm. Compliance will maintain all applicable records associated with Employee compliance with the code including: (i) records of employee acknowledgement of the Code, (ii) covered personal trading records and reports, (iii) records of any exceptions granted , and (iv) violations of the Code and action undertaken in response.

The Firm may, upon request, allow investors in the Funds to review the Code at the Firm’s offices.

N.	Sanctions

All Employees are required to adhere to the principles and procedures set forth in the Code. Any violation of any provision of the Code may result in disciplinary action. Compliance will determine an appropriate sanction. Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement of any personal trading profits, suspension with or without pay, demotion or termination of employment – in all cases regardless of whether or not the violation of the Code also constitutes a violation of law.

O.	Acknowledgement of Receipt and Compliance

The Firm will provide each Employee with a copy of the Code and any amendments hereto. Any questions regarding any provision of the Code or its application should be directed to Compliance. Each Employee must provide Compliance with a written Acknowledgement Form evidencing the fact that such Employee has received, reviewed, and understands the Code (i) upon the date the Employee first receives the Code and (ii) as required by Compliance thereafter. The Acknowledgement Form is provided by Compliance upon employment, and at least annually thereafter.